UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2015

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

As previously reported on October 1, 2015, the Board of Directors of The Providence Service Corporation, or Providence, has appointed David Shackelton as Senior Vice President and Chief Financial Officer.

On November 18, 2015, Providence and Mr. Shackelton entered into an employment agreement (the “Employment Agreement”), effective as of September 28, 2015 (the “Effective Date”), in connection with the appointment of Mr. Shackelton as Senior Vice President and Chief Financial Officer. The Employment Agreement provides for a term commencing as of the Effective Date and ending December 31, 2017.

Under the terms of the Employment Agreement, as of the Effective Date Mr. Shackelton’s annual base salary is $450,000. In addition to his annual base salary, during the term of the Employment Agreement, Mr. Shackelton is eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with his position and with the Company’s then current policies and practices. For the calendar year 2015, Mr. Shackelton is eligible to participate in a bonus program under which he will be paid: (i) an amount equal to twenty-five percent (25%) of the base salary to which he was entitled starting on January 1, 2015 and ending on August 5, 2015 upon the achievement of the financial performance targets set by the Board for 2015; and (ii) an amount equal to seventy-five percent (75%) of his aggregate base salary payable for the period commencing August 6, 2015 and ending December 31, 2015 upon the achievement of the financial performance targets set by the Board for 2015, and up to an additional twenty-five percent (25%) of such base salary for performance in excess of such target.

The Company will maintain term life insurance in the amount of $900,000 on the life of Mr. Shackelton for a period of five years. Mr. Shackelton will have the absolute right to designate the beneficiaries under his policy. The Company will pay the premium for the shorter of (i) the period of five years commencing on the later of (a) the Effective Date or (b) the date the insurance goes into effect or (ii) the period Mr. Shackelton is employed by the Company. Premiums in respect thereof will thereafter be paid by Mr. Shackelton.

Mr. Shackelton is eligible to receive a severance benefit in the event he is terminated by the Company without Cause (as such term is defined in the Employment Agreement). The severance benefit to which Mr. Shackelton will be entitled following such termination is equal to (i) any bonus, if earned, relating to a fiscal year which was completed before the effectiveness of his termination, (ii) any bonus, if earned, for the fiscal year through the date of effectiveness of his termination (pro-rated based on the number of days he is employed during the applicable fiscal year), and (iii) an amount, paid in periodic installments corresponding to the Company’s regular payroll periods, equal to the base salary he would be entitled to receive for the period which is twelve (12) months from the date of effectiveness of Mr. Shackelton’s termination (the “Post Employment Payment Period”). Payment of the severance benefit to Mr. Shackelton will be contingent upon his execution of a general release in favor of the Company and that on or prior to the payment date such general release is not revoked and Mr. Shackelton is not in material breach of the Employment Agreement.

Certain payment provisions of the Employment Agreement with Mr. Shackelton are also triggered by a Change in Control (as such term is defined in the Employment Agreement) and an ensuing negative employment event. If a Change in Control of the Company occurs during the term of the Employment Agreement, and after such Change in Control but prior to the end of the term of the Employment Agreement the Company terminates Mr. Shackelton’s employment without Cause, in lieu of any other amounts payable under the Employment Agreement, Mr. Shackelton is entitled to receive the sum of (i) a lump sum payment in an amount equal to twelve months of his then-current base salary, and (ii) a pro-rata portion of any bonus earned prior to Mr. Shackelton’s termination.

If the sum of any lump sum payments and other benefits payable to Mr. Shackelton in connection with a Change in Control would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), then such lump sum payment or other benefit due to Mr. Shackelton will be reduced to the largest amount that will not result in receipt by him of a parachute payment.

The Employment Agreement includes restrictive covenants providing for non-competition, non-solicitation, non-piracy, non-disclosure and non-disparagement by Mr. Shackelton. The term of the non-solicitation and non-piracy covenants is the period that includes the term of Mr. Shackelton’s employment and for two years thereafter. The term of the non-competition covenant is the period that includes the term of Mr. Shackelton’s employment, and (A) in the case of Mr. Shackelton’s resignation or termination by the Company for Cause, two years following the effective date of Mr. Shackelton’s termination of employment, or (B) in the case of termination by the Company without Cause, during the Post Employment Payment Period or, if the Company elects to continue to pay Mr. Shackelton his base salary for such period, up to two years following the effectiveness of termination of Mr. Shackelton’s employment.

The preceding description of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01

(d) Exhibits

10.1	Employment Agreement, dated as of September 28, 2015, by and between The Providence Service Corporation and David Shackelton

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: November 19, 2015	By:	/s/ Michael-Bryant Hicks
	Name:	Michael-Bryant Hicks
	Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

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